EXHIBIT 99.1

Bowlero Corp. Announces Redemption of All Outstanding Warrants

RICHMOND, VA, (April 14, 2022) (GLOBE NEWSWIRE) – Bowlero Corp. (NYSE:BOWL) (“Bowlero”) today announced that it will redeem all of its publicly traded and privately held warrants to purchase shares of Bowlero’s Class A common stock, par value $0.0001 per share (the “Common Stock”), that remain outstanding at 5:00 p.m. New York City time on May 16, 2022 (the “Redemption Date”), for a redemption price of $0.10 per warrant (the “Redemption Price”).

Bowlero has directed its warrant agent, Continental Stock Transfer & Trust Company (the “Warrant Agent”), to deliver a notice of redemption (the “Notice of Redemption”) to the registered holders of outstanding warrants pursuant to the Warrant Agreement, dated as of March 2, 2021 (the “Warrant Agreement”), by and between Bowlero (f/k/a Isos Acquisition Corporation) and the Warrant Agent. Under the Warrant Agreement, Bowlero is entitled to redeem its public warrants at a redemption price of $0.10 per warrant if the last sale price of the Common Stock equals or exceeds $10.00 per share on the trading day before the Company sends the notice of redemption, among other conditions. The stock price condition was satisfied on April 13, 2022, the day before the Notice of Redemption is being sent to warrant holders. Warrants to purchase Common Stock that were issued under the Warrant Agreement in a private placement simultaneously with Bowlero’s initial public offering and still held by the initial holders thereof or their permitted transferees are also subject to the Notice of Redemption.

Exercise Procedures and Deadline for Warrant Exercise

Warrant holders may continue to exercise their warrants to purchase shares of Common Stock until immediately before 5:00 p.m. New York City time on the Redemption Date. Payment upon exercise of the warrants may be made either (i) in cash, at an exercise price of $11.50 per share of Common Stock or (ii) on a “cashless” basis in which the exercising holder will receive a number of shares of Common Stock determined under the Warrant Agreement and based on the Redemption Date and the Redemption Fair Market Value. The “Redemption Fair Market Value” is based on the volume weighted average price per share of Common Stock for the 10 trading days immediately following on the third trading day prior to the date on which the notice of redemption is sent. In accordance with the Warrant Agreement, Bowlero will provide warrant holders with the Redemption Fair Market Value no later than one business day after the 10-trading-day period ends. In no event will the number of shares of Common Stock issued in a cashless exercise exceed 0.361 shares per warrant exercised. If a holder of warrants would be entitled to receive a fractional share of stock as a result of warrants exercised at one time, the number of shares the holder will be entitled to receive will be rounded down to the nearest whole number of shares.

Holders wishing to exercise their warrants should follow the procedures described in the Notice of Redemption and the Election to Exercise form included with the notice. Holders of warrants held in “street name” should immediately contact their brokers to determine exercise procedures. Since the act of exercising is voluntary, holders must instruct their brokers to submit the warrants for exercise.

Termination of Warrant Rights

Any outstanding Bowlero warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, except to receive the Redemption Price or as otherwise described in the Notice of Redemption.

Prospectus

Prospectuses covering the shares of Common Stock issuable upon the exercise of the warrants are included in a registration statement on Form S-4 (Registration No. 333-258080) filed with Bowlero with, and declared effective by, the Securities and Exchange Commission (the “SEC”) and a registration statement on Form S-1 (Registration No. 333-262179) filed by Bowlero with, and declared effective by, the SEC. The SEC maintains an Internet website that contains a copy of each prospectus. The address of that site is www.sec.gov. Alternatively, you can obtain a copy of each prospectus from the Company’s investor relations website at https://ir.Bowlero.com.

Additional Information and Answers to Questions

Questions concerning redemption or exercise of the warrants may be directed to the Warrant Agent, Continental Stock Transfer & Trust Company, at 1 State Street, Floor 30, New York, NY 10004, Attention: Reorganization Department, or by calling (212) 509-4000.

No Offer or Solicitation

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any Bowlero securities, and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About Bowlero

Bowlero Corp. is the worldwide leader in bowling entertainment, media, and events. With more than 300 bowling centers across North America, Bowlero Corp. serves more than 26 million guests each year through a family of brands that includes Bowlero, Bowlmor Lanes, and AMF. In 2019, Bowlero Corp. acquired the Professional Bowlers

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Association, the major league of bowling, which boasts thousands of members and millions of fans across the globe. For more information on Bowlero Corp., please visit BowleroCorp.com.

Contacts:

For Media:
ICR, Inc.
Tom Vogel
Tom.Vogel@icrinc.com

For Investors:
ICR, Inc.
Ashley DeSimone
Ashley.desimone@icrinc.com

Ryan Lawrence
Ryan.Lawrence@icrinc.com

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